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HEALTHCARE REALTY TRUST INCORPORATED
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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

March 24, 2021

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2021 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 11, 2021, at 10:00 a.m. (local time) at our executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

The following pages contain the formal notice of the annual meeting and our proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, we would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in our proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,
John Knox Singleton
Chairman of the Board of Directors

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 11, 2021, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, for the following purposes:

(1)To elect nine nominees as directors to serve one-year terms expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified;

(2)To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2021 fiscal year;

(3)To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K; and

(4)To transact any other business that properly comes before the meeting or any adjournment thereof.

The Board recommends that the shareholders vote FOR the election of the nominees to the Board of Directors and FOR each of the other proposals listed above. Holders of record of the Company’s common stock at the close of business on March 12, 2021 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors,

Andrew E. Loope
Senior Vice President, Corporate Counsel and Secretary

Dated: March 24, 2021

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

Proxy Statement
This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 11, 2021, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2020 (the "Annual Report to Shareholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about March 24, 2021.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and the Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how shareholders may access and review the materials on the Internet, including information about how shareholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or, if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 12, 2021 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock, $0.01 par value per share (the "Common Stock"), outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 3). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee because you did not execute or return the proxy with instructions are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum. Additionally, the inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
As of the close of business on the record date, the Company had 300,000,000 authorized shares of Common Stock, of which 141,428,311 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

PROPOSAL 1 - Election of Directors
The Board of Directors is organized in a single class, and the shareholders vote on the entire Board of Directors each year. The Company's Second Amended and Restated Articles of Incorporation, as amended and supplemented, do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. An abstention may not be specified with respect to the election of directors. Broker non-votes will have no effect on the outcome of the election. The Company has a director resignation policy that is applicable to any director that does not receive a majority of votes cast "for" his or her election to the board in an uncontested election. This policy is described in greater detail beginning on page 6 of this Proxy Statement.
Unless a proxy specifies otherwise or results in a broker non-vote, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee.

Qualifications of Nominees to be Directors
As described in the table below, the nominees to serve on the Board of Directors are individuals from diverse backgrounds and experiences. The Board believes that each nominee possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board also believes that the nominees will work together well and contribute individual strengths and skills to effectively carry out the Board’s duties. Ajay Gupta is the only nominee that is not a current director standing for re-election. Mr. Gupta was recommended to the Nominating and Corporate Governance Committee by all of the non-management directors and the executive officers of the Company. Two director nominees are female and two director nominees represent racial/ethnic minority groups.
The nominees for election as directors are:

NAME	AGE	PRINCIPAL OCCUPATION, DIRECTORSHIPS, AND QUALIFICATIONS	DIRECTOR SINCE
Todd J. Meredith	46	Mr. Meredith was appointed President and Chief Executive Officer of the Company in December 2016. Previously, he served as the Company's Executive Vice President - Investments since 2011, where he was responsible for overseeing the Company's investment activities, including the acquisition, financing, and development of medical office and other outpatient medical facilities. Mr. Meredith joined the Company in 2001 and provides the Board with strategic vision and depth of understanding of the Company's business from his many years of experience in directing and shaping key aspects of the business.	2017
John V. Abbott	66	Mr. Abbott retired from the General Electric Company in 2015 after over 38 years with the firm. At the time of his retirement, he was Executive Vice President of GE Capital Aviation Services, where he served as President and Chief Executive Officer of the Asset Management Group. Prior to that, Mr. Abbott held several leadership positions in GE's aircraft engine manufacturing business, including serving as Chief Financial Officer of multiple divisions. Mr. Abbott's experience in business leadership, finance, and innovation adds valuable perspective and oversight capability to the Board.	2019
Nancy H. Agee	68	Ms. Agee has served as the Chief Executive Officer of Carilion Clinic, a not-for-profit health care organization based in Roanoke, Virginia, since 2011. From 2001 to 2011, she served as the Chief Operating Officer of Carilion Clinic. Ms. Agee also serves as a director of RGC Resources, Inc., an energy company located in Roanoke, Virginia, and HomeTown Bankshares Corporation, a state chartered bank located in Roanoke, Virginia. Ms. Agee served as the chair of the Board of Trustees of the American Hospital Association for 2018. As the Chief Executive Officer of a leading health system, Ms. Agee provides the Board with valuable insight regarding the real estate needs and concerns of major health systems. Ms. Agee also has extensive financial experience to be considered an audit committee financial expert.	2016

Edward H. Braman, CPA	64	Mr. Braman served as a self-employed finance and accounting consultant from 2015 to 2018. Mr. Braman was a partner at Ernst & Young LLP from 1997 until his retirement in 2015. While at Ernst & Young, Mr. Braman audited public and private companies in a broad variety of industries. He is a certified public accountant and also serves as a director and audit committee chairman of U.S. Xpress Enterprises, Inc., a publicly traded truckload carrier headquartered in Chattanooga, Tennessee. Mr. Braman brings to the Board extensive accounting and financial reporting experience and provides further depth as an audit committee financial expert.	2018
Ajay Gupta	43	Mr. Gupta has served as the Chief Executive Officer of Physical Rehabilitation Network since 2019. He has also served as Chief Executive Officer of Gupta Capital Partners since 2017. Prior to that, he served as the Chief Operating Officer and Chief Financial Officer of Envision Healthcare, in the Evolution Health Division. From 2013 to 2015, Mr. Gupta served as the Chief Operating Officer and Chief Financial Officer of Integrated Oncology Network, LLC. In 2012, Mr. Gupta was a senior advisor at the Center for Medicare and Medicaid Services. Prior to that, Mr. Gupta served as a division Chief Financial Officer for HCA Healthcare. Mr. Gupta's extensive financial experience, understanding of healthcare regulation and reimbursement and expertise in the delivery of healthcare services will provide valuable insight to the board in understanding the business of the Company's tenants and health system partners.	N/A
James J. Kilroy	48	Mr. Kilroy serves as President and Portfolio Manager at Willis Investment Counsel, an investment firm located in Gainesville, Georgia. In the fifteen years prior to joining Willis Investment Counsel in 2009, Mr. Kilroy was an analyst with a long/short hedge fund, a sell-side equity research analyst on Wall Street, and an investment banker specializing in real estate corporate finance. Mr. Kilroy’s diverse background of portfolio management, equity research and capital markets experience provides the Board with particular insight into capital allocation decisions and investment community perspectives. Mr. Kilroy also has the requisite background and experience to be an audit committee financial expert.	2020
Peter F. Lyle, Sr.	56	Mr. Lyle serves as Executive Vice President and Principal at Medical Management Associates, Inc., a health care consulting group based in Atlanta, Georgia. Mr. Lyle's experience in advising health systems and physician practices on key aspects of practice management and compensation adds to the Board's understanding of the business and delivery of healthcare services.	2016
John Knox Singleton	72	Mr. Singleton retired in 2018 as the Chief Executive Officer of Inova Health System headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund, a mutual fund located in Los Angeles, California. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large, not-for-profit health systems, as well as general compensation practices and governance matters.	1993
Christann M. Vasquez	60	Ms. Vasquez has served as Chief Operating Officer of Ascension Texas since September 2019. Prior to that, she served as the President of Dell Seton Medical Center at the University of Texas, a teaching hospital located in the downtown health center of Austin, Texas, President of Seton Shoal Creek Hospital, and President of Seton Medical Center Austin. From August 2009 to August 2014, Ms. Vasquez was the Executive Vice President and Chief Operating Officer of University Health System in San Antonio, Texas. Ms. Vasquez's extensive experience in healthcare operations and leadership roles with large health systems further expands the Board's understanding of the operational planning and concerns associated with the delivery of healthcare services in major markets by leading health systems.	2015
Except as indicated, each of the nominees has had the principal occupation indicated for more than five years. Each nominee has consented to be a candidate and to serve if elected.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Corporate Governance
Leadership Structure
The Company's Chairman of the Board and Chief Executive Officer positions are held by separate persons. John Knox Singleton is the independent Chairman of the Board and Todd J. Meredith serves as the Chief Executive Officer. The Board of Directors believes that separation of these roles is appropriate given the continuity provided by Mr. Singleton's long tenure on the Board and the leadership abilities demonstrated by Mr. Meredith to the Board of Directors.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board
Periodically, the independent directors meet in executive session. As the independent Chairman of the Board, Mr. Singleton presides over the executive sessions. During 2020, the independent directors held four executive sessions. Any interested party may communicate with the independent directors as a group by contacting Mr. Singleton in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that otherwise requires their attention.

Committee Membership
The Board of Directors has a Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee. The committee charters are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print free of charge to any shareholder who requests a copy.
All committee members are non-employee, independent directors. The following table sets forth the current members of the committees:

NAME	NOMINATING AND CORPORATE GOVERNANCE	AUDIT	COMPENSATION
John V. Abbott			X
Nancy H. Agee [1]		X
Edward H. Braman [1]	X	(X)
James J. Kilroy [1]		X
Peter F. Lyle, Sr.			X
John Knox Singleton			(X)
Bruce D. Sullivan [1,2]	X	X
Christann M. Vasquez	(X)
( ) =    Chair of committee.
1The Board has determined that Ms. Agee, Mr. Braman, Mr. Kilroy, and Mr. Sullivan meet the criteria to be audit committee financial experts.
2 Mr. Sullivan's term as director expires at the Annual Meeting.

Committee Duties
Nominating and Corporate Governance Committee Four meetings in 2020
•Reviews and implements the Nominating and Corporate Governance Committee charter and reports to the Board.
•Develops and implements policies and practices relating to corporate governance.
•Monitors implementation of the Company’s Corporate Governance Principles.
•Develops criteria for selection of members of the Board.

•Seeks individuals qualified to become Board members for recommendation to the Board.
•Evaluates the independence and performance of the Board and Board committees.

Audit Committee    Four meetings in 2020
•Reviews and implements the Audit Committee charter and reports to the Board.
•Selects the Company’s independent registered public accounting firm, whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed, and has the sole authority and responsibility to negotiate and pre-approve all audit and audit-related fees and terms, as well as all permitted non-audit services by the Company’s independent registered public accounting firm.
•Meets with the Company's independent auditors periodically, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit.
•Meets with key members of management in separate executive sessions to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's financial statements and any other matters that the Committee or any of these persons believe should be discussed privately.
•Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, internal audit and compliance, and the independent auditors.
•Reviews the Company's financial statements, Forms 10-Q and 10-K, the earnings press releases and supplemental information and discusses them with the Chief Financial Officer, Chief Accounting Officer, and the independent auditors.
•Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and mitigate such exposure.
•Reviews and discusses new accounting pronouncements with the Chief Financial Officer, Chief Accounting Officer and the independent auditors to assess applicability to and the effect on the Company.
•Performs an annual evaluation of the independent auditors' qualifications, assessing the firm's quality of service; the firm's sufficiency of resources; the quality of the communication and interaction with the firm; and the firm's independence, objectivity, and professional skepticism. The Audit Committee also considers whether to appoint a different independent auditor.
•Discusses items of interest or concern to the Audit Committee with management, internal audit and compliance, and/or the independent auditors.
•Assists the Board in its risk management function regarding cybersecurity oversight by regularly discussing with management any cyber security incidents and cybersecurity measures taken by the Company.

Compensation Committee    Six meetings in 2020
•Reviews and implements the Compensation Committee charter and reports to the Board.
•Annually reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.
•Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers”) and fees paid to directors.
•Administers the Company’s incentive stock plans and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.
•Reviews the development and succession plans of the Named Executive Officers.

•Provides oversight on behalf of the full Board of the Company's human capital development, talent management, and sustainability programs, including ESG initiatives.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.

Director Resignation Policy
The director resignation policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such resignation, the Nominating and Corporate Governance Committee will have 45 days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Nominating and Corporate Governance Committee, the Board must decide within 90 days following certification of the shareholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Current Report on Form 8-K filed with the SEC. The director resignation policy is included in the Company’s Corporate Governance Principles, which are posted in the Corporate Governance section of the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.

Meeting Attendance
The Board of Directors held a total of seven meetings in 2020. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. One member of the Board attended the 2020 Annual Meeting of Shareholders.

Director Education
The Nominating and Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program every three years. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight
The Board of Directors is responsible for overseeing the Company's overall risk management practices to ensure its business strategy appropriately monitors and manages risks inherent in its efforts to create long-term value for the Company's shareholders. The Board of Directors oversees the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compensation Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 20 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

MUTA Opt-Out
In February 2019, the Board of Directors approved a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of the Maryland General Corporation Law (“MGCL”), commonly referred to as the “Maryland Unsolicited Takeover Act” or “MUTA.” MUTA contains statutory provisions that allow a board, without shareholder approval, to elect to classify into three classes with staggered three-year terms. By adopting this resolution, the Board of Directors is prohibited from electing to be subject to Section 3-803 without first obtaining shareholder approval. In accordance with Sections 3-802(c) and 3-802(d) of the MGCL, on February 12, 2019, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland describing the foregoing prohibition.

Proxy Access
The Amended and Restated Bylaws of the Company, as amended (the "Bylaws"), permit a shareholder, or a group of up to 20 shareholders, owning, in the aggregate, at least 3% of the Company’s outstanding shares of capital stock for at least three continuous years to nominate and include in the Company’s proxy materials director nominees comprising up to the greater of two individuals or 20% of the number of directors up for election, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the Bylaws.

Anti-Hedging Policy
The Company's anti-hedging policy prohibits the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The policy is applicable to all Company employees and directors.

Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”) addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Nominating and Corporate Governance Committee in February 2021. During this review, the Nominating and Corporate Governance Committee and the Board considered transactions and relationships between each director and nominee or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Nominating and Corporate Governance Committee and the Board also examined transactions and relationships between directors and nominees or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director or nominee is independent.

To aid in making its annual review of director and nominee independence, the Board has adopted categorical standards for determining independence consistent with New York Stock Exchange ("NYSE") requirements. A director or nominee is independent unless:
•The director or nominee is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;
•The director or nominee, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•(A) The director or nominee, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director or nominee is a current employee of such firm; (C) the director or nominee has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or nominee, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
•The director or nominee, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;
•The director or nominee is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or
•The director or nominee has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.
In addition to the above criteria, with respect to members of the Compensation Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that, except for Mr. Meredith, all of the directors and nominees are independent of the Company and its management under the standards adopted pursuant to the Principles.

Director Nominee Evaluation Process
The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Nominating and Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to it with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional

Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:
•Personal integrity and reputation for high ethical standards;
•The ability to devote sufficient time to the duties of a director;
•Experience relevant to the Company's business, including real estate, health care, finance, accounting, investment banking, capital markets, or senior management;
•Depth and breadth of leadership experience, and a proven record of accomplishment;
•The ability to think independently and work collaboratively;
•The ability to satisfy the NYSE requirements of the Audit Committee and the Compensation Committee; and
•The ability to meet and comply with the requirements of the Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition and diversity of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Corporate Governance Committee is committed to the Company's goal to have females and/or minorities represent at least a third of the Board of Directors by 2022. In connection with the evaluation process, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Nominating and Corporate Governance Committee.

Shareholder Recommendation or Nomination of Director Candidates
The Company has not received any shareholder recommendations of candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Nominating and Corporate Governance Committee will consider for nomination as director of the Company any candidate recommended or nominated by shareholders in accordance with the process outlined below.
Shareholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Nominating and Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
Such information should include:
•The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;
•A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;
•Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.
Shareholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) have the right to nominate candidates for election to the Board through the “proxy access” provisions of the Bylaws. Subject to complying with the requirements contained in the Bylaws, qualifying stockholders, or a qualifying group of up to 20 stockholders, owning at least 3% of the outstanding shares of common stock of the Company throughout at least a three-year period, may nominate up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials. To be timely for the 2022 annual meeting, notice under the proxy access provisions of the Bylaws must be received by the Company at its executive offices no earlier than October 25, 2021 nor later than November 24, 2021.

Environmental, Social, and Governance Oversight and Practices
The Board of Directors is committed to overseeing the integration of environmental, social, and governance ("ESG") principles throughout the Company. In 2020, the Company published its second Corporate Responsibility Report and made steady progress on its ESG initiatives, including making its first submission to GRESB, one of the leading ESG benchmarks for real estate. The Company established several Key Performance Indicator ("KPI") targets, including a 10% reduction of energy consumption and greenhouse gas emissions by 2026 over a 2016 baseline. The Company also affirmed its commitment to fostering, cultivating and preserving a culture of diversity and inclusion. As an example, the Board of Directors has prioritized having at least one-third of its members represented by female and/or minority backgrounds by 2022. As discussed in the "Compensation Discussion and Analysis" section of this report below, the Compensation Committee also updated the Company's incentive program for the Company's executive officers to include ESG performance.
To further its sustainability efforts, in 2020, the Company created two new positions to oversee and lead the Company’s ESG initiatives. The Company also has a sustainability committee comprised of employees from leasing and operations, human resources, finance, and facility maintenance. The committee establishes and oversees the Company's priorities on relevant ESG issues. Examples of the Company’s current ESG initiatives include continued GRESB participation, sustainability software integration, installing renewable energy, obtaining various building certifications, tenant and employee engagement, an employee wellness program, and expanding its employee volunteer and charitable giving program.
Additional information about the Company's ESG initiatives, other KPI’s, performance, and practices can be found in its 2020 Corporate Responsibility Report published on its website, www.healthcarerealty.com/sustainability/. The website also includes a copy of the Company's sustainability principles and policies.

Sustainability Principles and Policies
The Board of Directors and management believe that sustainability principles are fundamental to the Company's long-term growth. Management has identified four key ESG principles that are the core of the Company's sustainability efforts:
•Delivering consistent long-term growth to shareholders;
•Providing a reliably high level of service to the Company's physician and hospital tenants;
•Offering employees a healthy, enjoyable workplace; and
•Service as a well-regarded member of the communities in which we operate.
Within this framework, the Company incorporates a number of principles to drive corporate responsibility. Those principles include the following, among others:

Environmental
•Monitoring and benchmarking utility use;
•Leveraging data and technology to reduce utility consumption and greenhouse gas;
•Adopting sustainable practices when developing or re-developing a property; and
•Educating tenants about how they can minimize their environmental impact.

Social
•Promoting health and wellness in our buildings, most of which are located on a hospital campus;
•Ensuring the safety and wellbeing of our tenants and employees;
•Supporting employees through professional training, education and service;
•Contributing to our not-for-profit hospital partners' charitable endeavors; and
•Committing to be responsible community members.

Governance
•Fostering, cultivating, and preserving a culture of diversity, inclusion, and equality;
•Applying a professional code of business conduct and ethical behavior;
•Executing a robust risk management program; and
•Implementing shareholder friendly policies and procedures.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth as of February 12, 2021, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of February 12, 2021, there were 139,891,073 shares of the Company’s Common Stock outstanding.

NAME OF BENEFICIAL OWNER	COMMON SHARES BENEFICIALLY OWNED		PERCENT OF COMMON SHARES BENEFICIALLY OWNED
Todd J. Meredith	524,927	(1)	*
J. Christopher Douglas	199,513	(2)	*
John M. Bryant, Jr.	207,271	(3)	*
Robert E. Hull	171,308	(4)	*
John V. Abbott	6,652	(5)	*
Nancy H. Agee	26,457	(6)	*
Edward H. Braman	15,776	(7)	*
Ajay Gupta	—		*
James J. Kilroy	3,412	(8)	*
Peter F. Lyle, Sr.	12,439	(9)	*
John Knox Singleton	44,352	(10)	*
Bruce D. Sullivan	33,971	(11)	*
Christann M. Vasquez	19,250	(12)	*
All executive officers, directors and nominees to be director as a group (13 persons)	1,265,328		0.90%

The Vanguard Group	19,389,601	(13)	14.25%
BlackRock, Inc.	19,650,460	(14)	14.40%
State Street Corporation	6,854,963	(15)	5.04%

*Less than 1%
1Includes 513,954 shares of restricted stock.
2Includes 193,718 shares of restricted stock.
3Includes 192,583 shares of restricted stock.
4Includes 171,260 shares of restricted stock.
5Includes 3,412 shares of restricted stock.
6Includes 5,851 shares of restricted stock and 3,432 shares held in a living trust.
7Includes 3,412 shares of restricted stock.
8Consists of 3,412 shares of restricted stock.
9Includes 3,412 shares of restricted stock.
10Includes 10,356 shares of restricted stock and 19,083 shares held in an IRA.
11Includes 3,412 shares of restricted stock and 3,253 shares held by his spouse.
12Includes 6,414 shares of restricted stock.
13Information is based on a Schedule 13G filed on February 10, 2021 by The Vanguard Group, an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses no sole power to vote, shared power to vote 428,978 shares, sole power to dispose of 18,851,562 shares and shared power to dispose of 538,039 shares of the Common Stock.
14Information is based on a Schedule 13G filed on January 26, 2021 by BlackRock, Inc., a holding company located at 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 19,327,835 shares and to dispose of 19,650,460 shares of the Common Stock.
15Information is based on a Schedule 13G filed on February 10, 2021 by State Street Corporation, a holding company located at One Lincoln Street, Boston, Massachusetts 02111. State Street Corporation reported that it possesses shared power to vote 5,896,676 shares and shared power to dispose of 6,854,963 shares of the Common Stock.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2020.
During 2020, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed.

PROPOSAL 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed BDO USA, LLP ("BDO") as the Company’s independent registered public accounting firm for the fiscal year 2021. Representatives of this firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year 2021. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Audit and Non-Audit Fees
The following table details fees and expenses for professional services rendered by BDO to the Company for the last two fiscal years.

	2020	2019
Audit fees [1]	$1,303,413	$1,085,753
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,303,413	$1,085,753
1Includes fees for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and internal control over financial reporting of $1,135,614 and $990,893, respectively, for 2020 and 2019, and fees in connection with the Company’s equity offerings of $167,799 and $94,860, respectively, for 2020 and 2019.

For the purpose of ensuring the continued independence of BDO, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Edward H. Braman, the chairman of the Audit Committee, Nancy H. Agee, James J. Kilroy, and Bruce D. Sullivan meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2020 independent registered public accounting firm, BDO, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. BDO is responsible for performing an integrated audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The Company's internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.
To fulfill its responsibilities, the Audit Committee met and held discussions with management, Internal Audit, and BDO concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2020 and the Company’s internal control over financial reporting as of December 31, 2020. Management, Internal Audit, and BDO made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2020 integrated audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; (ix) ethics and compliance program; (x) strategy and management of the implementation of new systems; (xi) non-GAAP measures and key performance indicators; and (xii) cybersecurity. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the New York Stock Exchange and the SEC with BDO.
The Audit Committee met with BDO quarterly, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit. The Audit Committee also met with key members of management in separate executive sessions, including the Company's Chief Executive Officer, Chief Financial Officer, General Counsel, Corporate Counsel, Chief Accounting Officer, heads of investments, technology services, leasing and management, taxation, and compliance and Internal Audit to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's Consolidated Financial Statements, and other matters.
The Audit Committee, along with the Company's management and Internal Audit, reviewed BDO's performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry. As a part of the appointment process, the Audit Committee approves the selection of the independent auditor's lead engagement partner and independent review partner at the respective mandatory five-year rotation periods. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.
In addition, the Audit Committee has received from BDO the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence, and has discussed independence with BDO.
The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Members of the Audit Committee
Edward H. Braman (Chair)
Nancy H. Agee
James J. Kilroy
Bruce D. Sullivan

Compensation Discussion and Analysis
2020 Highlights
In 2020, the Company demonstrated stability in its core operating metrics despite the significant disruptions experienced from COVID-19. In response to measures taken to mitigate the spread of COVID-19, the Company's management team acted quickly to support its tenants with rent deferral arrangements (primarily in the second quarter of 2020). The Company has collected over 99% of all 2020 rent due and over $7.1 million of the total $7.2 million of deferred rent. Notwithstanding the challenges presented by COVID-19, the Company was able to invest over $570 million in new properties and developments, grow per share funds from operations ("FFO") and funds available for distribution ("FAD"), and increase the dividend payable in the first quarter of 2021.
Significant results and activities in 2020 included:
•Normalized FFO totaled $222.2 million, or $1.65 per diluted common share, an increase of 2.9% from $1.60 per diluted common share in 2019.
•Normalized FAD totaled $178.6 million, an increase of 4.4% over 2019 on a per share basis.
•Trailing twelve month FAD-based dividend payout ratio was 91.0% at December 31, 2020 compared to 95.0% at the end of 2019.
•The Company paid a dividend in the first quarter of 2021 of $0.3025, an increase of approximately 1.0% from the prior quarter's dividend.
•Net investment activity totaled $323.9 million, comprised of $546.9 million of acquisitions, including $125.9 million through a joint venture in which the Company owns a 50% interest; $26.5 million of development and redevelopment funding; and $249.4 million of dispositions.
•Same store cash net operating income ("NOI") increased 2.0% both over the fourth quarter of 2019 and for the trailing twelve months ended December 31, 2020.
•Annual leasing activity totaled 2,389,000 square feet related to 607 leases, comprised of 1,827,000 square feet of renewals and 562,000 square feet of new and expansion leases.
•For the year ended December 31, 2020, in the Company’s same store, multi-tenant properties:
•Tenant retention averaged 84.5%;
•Weighted average cash leasing spreads on lease renewals were 4.1%; and
•In-place contractual increases averaged 2.91% at year-end.
•Net debt to adjusted EBITDA was 5.2x at December 31, 2020, well within the Company's target range of 5.0x to 5.5x.
•The Company published its second annual Corporate Responsibility Report, highlighting progress in its ESG initiatives and its commitment to incorporate sustainability principles into the Company's business practices. The Company established several environmental KPI targets and affirmed its commitment to fostering, cultivating and preserving a culture of diversity and inclusion. Additional information about the Company's ESG practices can be found in its 2020 Corporate Responsibility Report published on its website, www.healthcarerealty.com/sustainability/.
Certain information included in the highlights above constitute Non-GAAP financial measures. Such measures are presented herein for reference in connection with our explanation of the relationship between executive pay and company performance. The most comparable measures determined in accordance with GAAP and a reconciliation of all Non-GAAP financial measures to such measures determined in accordance with GAAP are provided beginning on page 36 of this Proxy Statement.

Comprehensive Compensation Policy
The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers ("NEOs"), should align their interests with those of the shareholders, link compensation to the

Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.

Executive Incentive Plan
The Amended and Restated Executive Incentive Plan, as amended (the "Executive Incentive Plan"), is the primary means for delivery of incentive compensation to the NEOs and serves to connect executive compensation to Company performance. Under this plan, the NEOs may earn incentive awards in the form of cash and restricted stock based on Company performance. Company performance is measured over the relevant period against targeted financial and operational metrics set in advance by the Compensation Committee. Restricted stock awards are based on performance in two areas: (1) the Company's three-year relative total shareholder return ("TSR") measured against 20 peer group companies; and (2) normalized FFO and FAD per share growth measured against targets set by the Compensation Committee. Cash incentive awards are based on the Company's growth in trailing twelve month same store revenue and NOI each quarter, measured against targets set by the Compensation Committee at the beginning of each year. For 2021, cash incentive awards for NEOs will also be linked to the Company's performance against ESG objectives. The various awards available under the Executive Incentive Plan are discussed below under the heading "Components of Compensation." All of the NEOs participate in the Executive Incentive Plan.

Pay For Performance
The Executive Incentive Plan is designed to directly link compensation to performance. The Committee believes that the combination of objective core operating metrics, FFO and FAD per share growth, TSR, and sustainability initiatives aligns the incentive structure with long-term shareholder value. For 2020 performance, 74% of the aggregate total compensation for NEOs was awarded in the form of performance-based compensation, including restricted stock having cliff vesting periods of five years. The Compensation Committee believes that this further demonstrates alignment of the interests of the NEOs with that of the Company’s shareholders.

Restricted Stock
Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. Restricted stock awards are backward-looking in nature, based on achievement of prior performance goals, and are subject to cliff-vesting periods (typically five years). The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and shareholders and provide strong incentives to the officers both to grow the value of the stock and to maintain and grow the dividend payment. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock. Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause. As such, the Company’s officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary for a grant of restricted stock to be made; and the second time by continued service through the at-risk vesting period.

Anti-Hedging Policy
The Company's anti-hedging policy prohibits the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The policy is applicable to all Company employees and directors.

Compensation Parity
There are no material differences in the compensation policies and decisions relating to the compensation of the different NEOs.

Stock Ownership Guidelines
The Compensation Committee believes that it is in the best interests of the shareholders to encourage all employees, especially the NEOs, to increase their equity position in the Company and further align employee and shareholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the NEOs and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents ("EVPs") should hold Common Stock with a fair market value equal to three times their current base salary, net of elective deferrals, as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. As of February 12, 2021, all of the Company’s non-employee directors and the NEOs met the stock ownership guidelines, except for one director elected for the first time in 2020, who will have five years from election to meet the guidelines. As of February 12, 2021, the multiples of stock held compared to base salary for the NEOs, excluding the effect of any elective salary deferral, were as follows:

NAMED EXECUTIVE OFFICER	FAIR MARKET VALUE OF STOCK HOLDINGS AS MULTIPLE OF CURRENT BASE SALARY
Todd J. Meredith	20.3
J. Christopher Douglas	13.0
John M. Bryant, Jr.	14.3
Robert E. Hull	11.8

Compensation "Clawbacks"
If the Company is required to restate its financial statements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer are required to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. In addition, the terms of the NEOs' employment agreements and restricted stock agreements provide that restricted stock awards that were granted based on performance but have not yet vested are forfeited upon a termination for cause.

Say-on-Pay
The Company received a favorable say-on-pay vote at its 2020 Annual Meeting of Shareholders, with approximately 98% of the votes cast supporting the Company's executive compensation. This vote was consistent with the 98% vote of approval in 2019 and the 97% vote of approval in 2018. The Compensation Committee believes that the vote reflected a favorable view of the alignment between pay and performance.

Compensation Methodology
Compensation Committee’s Governance
The Compensation Committee approves salaries and makes other compensation decisions for the NEOs and the Company's directors. The Compensation Committee also approves stock-based compensation awarded under the Company's 2015 Stock Incentive Plan, as amended (the "2015 Plan"), to other officers and employees. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Compensation Committee meets at least four times a year and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any NEO. The Compensation Committee annually reviews all of the perquisites paid to the NEOs, as well as their compliance with the Company’s policies regarding perquisites. The Compensation Committee is also responsible for oversight of the Company's human capital development and talent management efforts.

Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the NEOs:
•The use of restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the NEOs to make decisions that contribute to long-term growth of the Company, the stability of earnings growth, and the delivery of dividends to stockholders.
•The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable with publicly-traded REITs of similar size.
•The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.

Peer Group
For 2020, the Compensation Committee used the companies listed below as the peer group against which to measure the Company's relative three-year TSR performance. The peer group is selected each year in accordance with the Executive Incentive Plan. The Executive Incentive Plan provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to market capitalization and appropriate pay levels. The plan provides that all publicly-traded equity REITs are sorted by market capitalization, with externally managed REITs and REITs with less than five years of operating history excluded. The 10 companies with market capitalizations immediately larger and the 10 companies immediately smaller than the Company are selected as the peer group. The Compensation Committee can make discretionary adjustments to include or exclude companies in the peer group to capture the Company's closest competitors and to adjust for events such as mergers that might occur during the period. The following companies comprised the peer group for 2020:

CoreSite Realty Corporation	National Health Investors, Inc.	Ryman Hospitality Properties, Inc.
EastGroup Properties, Inc.	OUTFRONT Media Inc.	Sabra Health Care REIT, Inc.
First Industrial Realty Trust	Pebblebrook Hotel Trust	Spirit Realty Capital, Inc.
Healthcare Trust of America	Physicians Realty Trust	STAG Industrial, Inc.
Highwoods Properties, Inc.	PS Business Parks, Inc.	Terreno Realty Corporation
Life Storage, Inc.	Rayonier Inc.	Weingarten Realty Investors
Macerich Company	Rexford Industrial Realty, Inc.
The Compensation Committee will determine the peer group for 2021 at its first regularly scheduled meeting following the end of the first quarter of 2021.

Compensation Consultant
The Compensation Committee retains a compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation

Committee’s policy is to meet annually with a compensation consultant to discuss executive compensation trends. In 2020, the Compensation Committee engaged FPL Associates to provide a review of recent trends and developments in compensation practices within the Company’s industry as well as to advise the Committee regarding its role in talent management. Representatives of FPL Associates attended one of the Compensation Committee's meetings in 2020 to report their findings.
FPL Associates received an aggregate of $35,000 for its compensation consulting services provided to the Compensation Committee in 2020.

Components of Compensation
Elements of Pay
In 2020, the Company’s compensation program for its NEOs consisted of the following key elements:
•annual base salaries that are paid in cash;
•the potential for Company performance awards based on defined performance targets set by the Compensation Committee that are paid in cash ("Company Performance Awards");
•the potential for restricted stock awards subject to a five-year vesting period and based on the Company's three-year TSR performance relative to the peer group ("TSR Awards");
•the potential for restricted stock awards subject to a five-year vesting period based on per share growth in normalized FFO and FAD, measured against targets set by the Compensation Committee ("FFO/FAD Awards"); and
•elective base salary deferral, allowing NEOs to increase their holdings of Company stock, further aligning interests with shareholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture.

Annual Base Salary
The Compensation Committee monitors the base compensation for comparable executive officers in the peer group as data points, but does not benchmark to a particular percentile. The Compensation Committee believes that the current levels of base salary for the NEOs are competitive and reasonable compared to the peer group and will continue to review that periodically. The base salaries of the NEOs for 2020 and 2021, before any elective deferral of cash in the form of restricted stock, are as follows:

	BASE SALARY
NAMED EXECUTIVE OFFICER	2020	2021
Todd J. Meredith President and Chief Executive Officer	$800,000	$800,000
J. Christopher Douglas Executive Vice President and Chief Financial Officer	$475,000	$475,000
John M. Bryant, Jr. Executive Vice President and General Counsel	$450,000	$450,000
Robert E. Hull Executive Vice President - Investments	$450,000	$450,000
Company Performance Awards
Company Performance Awards are based on the achievement of specific Company performance targets and include growth in same store NOI and same store revenue. The specific targets are established by the Compensation Committee. These two potential awards operate independently of one another and are payable in cash. For purposes of the Company Performance Awards, same store NOI and revenue growth are measured on a trailing twelve months basis each quarter. The potential awards are scaled against performance measures and offered the NEOs the opportunity to receive amounts set forth in the table below, expressed as multiples of base salary. The Compensation Committee believes that the potential for Company Performance Awards provides incentives for the NEOs to sustain growth in property operating revenues and to efficiently manage operating expenses.

2020 Company Performance Awards
In 2020, the maximum, target, and threshold levels for Company Performance Awards set by the Compensation Committee and the actual award achieved, expressed as multiples of base salary, were as follows:

	SAME STORE REVENUE GROWTH	AWARD MULTIPLE		SAME STORE NOI GROWTH	AWARD MULTIPLE
COMPANY PERFORMANCE		CEO	EVP		CEO	EVP
Maximum	3.20%	1.17x	1.00x	3.18%	1.17x	1.00x
Target	2.56%	0.93x	0.80x	2.55%	0.93x	0.80x
Threshold	1.28%	0.47x	0.40x	1.27%	0.47x	0.40x
	<1.28%	0x	0x	<1.27%	0x	0x
Actual	1.93%	0.68x	0.59x	2.08%	0.75x	0.64x
For 2020, the Company's quarterly trailing twelve month same store revenue growth averaged 1.93% and quarterly trailing twelve month same store NOI growth averaged 2.08%. These results were driven primarily by management of the Company's key predictive growth measures: contractual rent increases, cash leasing spreads, and tenant retention and by positive operating leverage created by management of operating expense growth at a rate less than the rate of revenue growth. Based on these results, the NEOs received the performance-based cash award multiples reflected in the table above, which were 77% of the aggregate target award. Although below initial expectations, the results were still well above threshold performance in spite of the challenges of 2020.
The Company Performance Awards granted to NEOs for 2020 performance are shown and expressed in dollar amounts in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table found on page 27 below.

Total Shareholder Return Awards
TSR Awards are based on the Company's TSR, as measured against the peer group. TSR is calculated by adding the sum of the appreciation in the Company's stock price plus the value of reinvested dividends over a three-year measurement period. The Compensation Committee believes that this encourages the NEOs to create and sustain long-term shareholder value. TSR Awards are paid in the form of restricted stock subject to a five-year cliff vesting period. For administrative purposes, the periods measured end in early December to allow the Compensation Committee and the Company sufficient time to analyze and process awards before the end of the year. A 10-day trading average is used for each period measured as a means to obtain a more accurate measure of performance that reduces the effect of any single-day trading volatility. The five-year vesting period guards further against short-term management decisions, as the award remains subject to the risk of forfeiture and market risk until the vesting period ends. In the event that an officer voluntarily terminates employment, retires or is terminated for cause from employment with the Company during the vesting period, the TSR Award is subject to forfeiture. Potential TSR Awards are based on multiples of base salary. The Company's TSR is measured against the peer group and the Company's performance is viewed based on a percentile rank in each category.

2020 TSR Awards
The maximum, target, and threshold levels for TSR Awards set by the Compensation Committee for 2020, along with the actual results, expressed as multiples of base salary, were as follows:

TSR TARGET LEVEL	TSR PERCENTILE RANK	AWARD MULTIPLE
		CEO	EVP
Maximum	100	2.92x	2.50x
Target	55	1.61x	1.38x
Threshold	25	0.74x	0.63x
3-Year TSR Actual	35	1.03x	0.88x
For the three-year period ended December 10, 2020, the Company's TSR was 2.09%, placing it at the 35th percentile of the peer group. Based on the three-year performance, Mr. Meredith received an award of restricted stock equal to 1.03 times his base salary and the EVPs received awards of restricted stock equal to 0.88 times their base salaries. These awards are subject to a five-year cliff vesting period.
The TSR Awards granted to NEOs in 2020 are shown and expressed in dollar amounts in the Stock Awards column in the Summary Compensation Table found on page 27 below. Discussion of the TSR peer group begins on page 20.

Updates to Incentive Award Structure
FFO/FAD Awards
For 2020, the Compensation Committee maintained the 3-year TSR Award but replaced the 1-year TSR Award used prior to 2020 with the FFO/FAD Award opportunity described below. The Compensation Committee believes that utilizing per share earnings metrics increases alignment with shareholders and provides the appropriate incentive to management to drive growth in normalized FFO and FAD per share. Performance for this award is weighted two-thirds to normalized FFO growth and one-third to FAD growth. The maximum award potential is consistent with the prior 1-year TSR Award potential. The FFO/FAD Awards are subject to limitations on increases in leverage. If average leverage for the year (expressed as net debt to Adjusted EBITDA) increases beyond 5.6 times, the award will be progressively reduced as leverage increases, up to a maximum 50% reduction for leverage at 6.0 times and above. This governing mechanism was adopted to insure that per share earnings are not grown at the expense of the Company's strong balance sheet. Equity awards granted pursuant to these measures will be subject to the same five-year cliff vesting period as TSR Awards.
For 2020, the Compensation Committee established targets for FFO/FAD Awards based on normalized FFO per share and FAD per share growth on a year-over-year basis ranging from 1.14% to 5.96%. On February 10, 2021, awards based on these measures were granted for 2020 performance. The awards were paid in the form of restricted stock subject to five-year cliff vesting periods and equaled 1.19 times base salary for the CEO and 1.02 times base salary for the EVPs. The maximum and threshold levels for FFO/FAD Awards set by the Compensation Committee for 2020, along with the actual results, expressed as multiples of base salary, were as follows:

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	FFO GROWTH MULTIPLES		FAD PER SHARE GROWTH	FAD GROWTH MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	5.96%	1.17x	1.00x	3.84%	0.58x	0.50x
Threshold	1.77%	0.47x	0.40x	1.14%	0.23x	0.20x
Actual	2.95%	0.61x	0.52x	4.42%	0.58x	0.50x

Although these FFO/FAD Awards were based on 2020 performance, they were granted in 2021 and will appear in the summary compensation table for 2021 rather than 2020.
ESG Incentive Program
For 2021, the Compensation Committee updated the Company Performance Award program to include incentives to NEOs for Company ESG performance. The maximum incentive opportunity under this program is equal to 10% of the total 2020 Company Performance Award maximum opportunity for NEOs, or 0.23 times base salary for the CEO and 0.20 times base salary for the EVPs, payable in cash. To offset a portion of the potential cost of this program, in 2021, incentive opportunities based on growth in same store revenue and same store NOI are reduced by 0.12x base salary for the CEO and 0.10x base salary for the EVPs. Company Performance Awards based on ESG performance will be granted in the Compensation Committee's discretion, based on achievement of continued progress toward goals and initiatives discussed more fully in the Company's Corporate Responsibility Report.

2021 Targets for Company Performance Awards and Equity Incentive Awards
The Compensation Committee has established the following targets and realizable Company Performance Awards (paid in cash), expressed as multiples of base salary:

COMPANY PERFORMANCE	SAME STORE REVENUE GROWTH	AWARD MULTIPLE		SAME STORE NOI GROWTH	AWARD MULTIPLE
		CEO	EVP		CEO	EVP
Maximum	2.51%	1.11x	0.95x	2.95%	1.11x	0.95x
Target	2.23%	0.89x	0.76x	2.63%	0.89x	0.76x
Threshold	0.74%	0.44x	0.38x	0.87%	0.44x	0.38x
	<0.74%	0x	0x	<0.87%	0x	0x
The Compensation Committee may make awards on a sliding scale between the performance levels and multiples expressed in the table above.
The Compensation Committee has established the following performance levels for relative three-year TSR performance, expressed as multiples of base salary and which would be paid in the form of restricted stock, subject to a five-year cliff vesting period:

TSR TARGET LEVEL	TSR PERCENTILE RANK	3-YEAR TSR AWARDS
		CEO MULTIPLE	EVP MULTIPLE
Maximum	100	2.92x	2.50x
Target	55	1.61x	1.38x
Threshold	25	0.74x	0.63x
	<25	0x	0x
The Compensation Committee has established the following range for normalized FFO and FAD per share growth, expressed as multiples of base salary and which would be paid in the form of restricted stock, subject to a five-year cliff vesting period:

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	FFO GROWTH MULTIPLES		FAD PER SHARE GROWTH	FAD GROWTH MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	6.16%	1.17x	1.00x	5.63%	0.58x	0.50x
Threshold	1.82%	0.47x	0.40x	1.67%	0.23x	0.20x
	<1.82%	0x	0x	<1.67%	0x	0x
The Compensation Committee may make awards on a sliding scale between the performance levels and multiples expressed in the tables above.

Realizable Pay
For 2020 performance and inclusive of FFO/FAD Awards that were granted in 2021, the NEOs earned compensation of 3.38 times their base salaries in the aggregate, compared to 3.45 times for 2019. In addition to this performance compensation, NEOs can earn an additional 0.25 times their base salaries by taking advantage of the participating in elective salary deferral feature of the 2015 Plan, as discussed below.
For 2021, the Executive Incentive Plan allows the NEOs to earn performance compensation valued at up to 7.12 times annual base salary for the CEO and up to 6.10 times annual base salaries for the EVPs, assuming achievement of the maximum incentive performance. The following table sets forth the target levels and components of realizable performance compensation, expressed in multiples of base salary:

CEO MULTIPLES
TARGET LEVEL	COMPANY PERFORMANCE AWARDS	TOTAL EQUITY INCENTIVE AWARDS	ESG INCENTIVES [1]	TOTAL
Maximum	2.22x	4.67x	0.23x	7.12x
Target	1.77x	3.01x		4.78x
Threshold	0.89x	1.44x		2.32x

EVP MULTIPLES
TARGET LEVEL	COMPANY PERFORMANCE AWARDS	TOTAL EQUITY INCENTIVE AWARDS	ESG INCENTIVES [1]	TOTAL
Maximum	1.90x	4.00x	0.20x	6.10x
Target	1.52x	2.58x		4.10x
Threshold	0.76x	1.23x		1.99x
1ESG incentive awards would be paid at the Compensation Committee's discretion and the maximum potential amount is reflected in the table.

Elective Deferral Awards
Under the elective salary deferral feature of the 2015 Plan, NEOs may elect to defer up to 25% of their base salaries in the form of shares of restricted stock subject to long-term vesting. The number of shares will be increased through a Company match depending on the length of the vesting period selected by the officer. The officers' vesting period choices are: three years for a 30% match; five years for a 50% match; and eight years for a 100% match. This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the vesting period. In the event that an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are subject to forfeiture.

Employee Stock Purchase Plan
All employees meeting minimum service requirements, including the NEOs, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled "Executive Compensation" beginning on page 27 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the NEOs, the NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The Company's employment agreements with its NEOs do not include single trigger change in control payments or excise tax gross up payments. The specific terms of these arrangements are discussed under the heading “Post-Employment Compensation - Termination and Change in Control Arrangements” under the section entitled “Executive

Compensation” in this Proxy Statement beginning on page 27. In the case of the employment agreements, the terms of these arrangements were agreed to after arm's-length negotiations with each NEO. The Compensation Committee believes that these arrangements are appropriate under the Company’s current circumstances.

Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include: supplemental term life insurance, supplemental disability insurance, and limited use of Company aircraft for personal travel.

Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the Tax Cuts and Jobs Act of 2017 repeals the performance-based compensation exception to the Section 162(m) $1 million deduction limit. Compensation expense in the amount of $3.3 million in 2020, comprised of dividends on restricted shares and vesting of restricted shares awarded under the prior plan, was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to the amounts in 2020 did not, and the tax reform legislation is not expected to, result in any increase in the Company’s federal income tax obligations.

Retirement Benefits
All NEOs are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($19,500 for 2020 and 2021). All eligible participants over the age of 50 may also contribute an additional $6,000 per year to the plan. The Company provides a dollar-for-dollar matching contribution up to an annual maximum of $2,800 per employee.

Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
John Knox Singleton (Chair)
John V. Abbott
Peter F. Lyle, Sr.

Executive Compensation
Summary Compensation Table
The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers:

NAME AND PRINCIPAL POSITION	YEAR	SALARY [1]	BONUS	STOCK AWARDS [2,3]	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION [4]	TOTAL
Todd J. Meredith President and Chief Executive Officer	2020	$800,000	$—	$816,719	$1,143,333	$63,806	$2,823,858
	2019	$525,000	$—	$1,543,593	$1,218,000	$122,989	$3,409,582
	2018	$525,000	$—	$1,458,787	$1,001,000	$97,333	$3,082,120
J. Christopher Douglas Executive Vice President and Chief Financial Officer	2020	$475,000	$—	$414,297	$581,875	$61,247	$1,532,419
	2019	$440,721	$—	$751,496	$766,853	$67,105	$2,026,175
	2018	$440,721	$—	$698,091	$630,233	$53,686	$1,822,731
John M. Bryant, Jr. Executive Vice President and General Counsel	2020	$378,000	$—	$500,483	$551,250	$46,464	$1,476,197
	2019	$374,613	$—	$883,663	$766,853	$—	$2,025,129
	2018	$374,613	$—	$830,245	$630,233	$—	$1,835,091
Robert E. Hull Executive Vice President - Investments	2020	$337,500	$—	$617,448	$551,250	$77,943	$1,584,141
	2019	$330,541	$—	$971,832	$766,853	$81,800	$2,151,026
	2018	$396,649	$—	$786,216	$630,233	$64,649	$1,877,747
1Salary is net of employee elective deferrals shown in Note 2 below.

2Amounts in this column represent the grant date fair value in accordance with ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2020 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2015 Plan:

		SALARY DEFERRAL PLAN
NAME	YEAR	EMPLOYEE ELECTIVE DEFERRAL AMOUNT	COMPANY MATCHING AMOUNT [a]	EXECUTIVE INCENTIVE PLAN	TOTAL STOCK AWARDS
Todd J. Meredith	2020	$—	$—	$816,719	$816,719
	2019	$174,981	$174,981	$1,193,631	$1,543,593
	2018	$174,990	$174,990	$1,108,807	$1,458,787
J. Christopher Douglas	2020	$—	$—	$414,297	$414,297
	2019	$—	$—	$751,496	$751,496
	2018	$—	$—	$698,091	$698,091
John M. Bryant, Jr.	2020	$71,996	$35,982	$392,506	$500,484
	2019	$66,083	$66,084	$751,496	$883,663
	2018	$66,077	$66,077	$698,091	$830,245
Robert E. Hull	2020	$112,471	$112,471	$392,506	$617,448
	2019	$110,168	$110,168	$751,496	$971,832
	2018	$44,062	$44,062	$698,092	$786,216
aDetermined based on the restriction multiples described on page 29 of this Proxy Statement.
3On February 10, 2021, the NEOs were granted FFO/FAD Awards, comprised of restricted stock subject to five-year vesting periods.. These awards were based on FFO and FAD per share growth in 2020. Because the grant was awarded in 2021, these awards will appear in the Summary Compensation Table for 2021, even though the performance targets were achieved in 2020. The following awards will be included along with other compensation earned in 2021 in the Summary Compensation Table in the Company's 2021 proxy statement:

NAME	YEAR	FFO/FAD AWARDS
Todd J. Meredith	2021	$952,000
J. Christopher Douglas	2021	$484,496
John M. Bryant, Jr.	2021	$458,992
Robert E. Hull	2021	$458,992
4Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below details amounts included in “All Other Compensation.”

NAME	YEAR	PERSONAL USE OF COMPANY AIRPLANE [a]	ADDITIONAL LIFE/DISABILITY INSURANCE [b]	DE MINIMIS ITEMS [c]	TOTAL ALL OTHER COMPENSATION
Todd J. Meredith	2020	$55,220	$7,326	$1,260	$63,806
	2019	$115,485	$6,455	$1,049	$122,989
	2018	$89,311	$6,983	$1,039	$97,333
J. Christopher Douglas	2020	$50,009	$9,978	$1,260	$61,247
	2019	$54,900	$11,156	$1,049	$67,105
	2018	$44,162	$8,485	$1,039	$53,686
John M. Bryant, Jr.	2020	$45,204	$—	$1,260	$46,464
	2019	$—	$—	$—	$—
	2018	$—	$—	$—	$—
Robert E. Hull	2020	$65,052	$11,631	$1,260	$77,943
	2019	$67,281	$13,470	$1,049	$81,800
	2018	$51,980	$11,630	$1,039	$64,649
aRepresents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane multiplied by the Company’s incremental cost rates for 2020, 2019 and 2018 of $2,983/hour, $2,892/hour and $2,497/hour, respectively.
bRepresents the Company's incremental cost for supplemental life and disability insurance policies paid on behalf of the Named Executive Officer.
cRepresents other benefit payments, such as amounts paid for group life and disability insurance and tax preparation services.

Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2020:

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS [1]			ALL OTHER STOCK AWARDS
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	NUMBER OF SHARES OF STOCK OR UNITS [2]	GRANT DATE FAIR VALUE OF STOCK AWARDS
Todd J. Meredith	—	$746,667	$1,493,333	$1,866,667
	12/14/2020				27,922	$816,719
J. Christopher Douglas	—	$380,000	$760,000	$950,000
	12/14/2020				14,164	$414,297
John M. Bryant, Jr.	—	$360,000	$720,000	$900,000
	1/1/2020				3,292	$107,978
	12/14/2020				13,419	$392,506
Robert E. Hull	—	$360,000	$720,000	$900,000
	1/1/2020				6,858	$224,942
	12/14/2020				13,419	$392,506
1The amounts shown represent each Named Executive Officer's threshold, target, and maximum annual cash incentive opportunities for performance in 2020. The actual amounts paid were based on the achievement of certain performance measures, as discussed beginning on page 22 of this Proxy Statement. The awards earned for 2020 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.
2The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2020 pursuant to the 2015 Plan.

	ELECTIVE SALARY DEFERRAL PLAN
NAME	EMPLOYEE ELECTIVE DEFERRAL SHARES	COMPANY MATCHING SHARES [a]	INCENTIVE AWARDS	TOTAL STOCK AWARDS
Todd J. Meredith	—	—	27,922	27,922
J. Christopher Douglas	—	—	14,164	14,164
John M. Bryant, Jr.	2,195	1,097	13,419	16,711
Robert E. Hull	3,429	3,429	13,419	20,277
aDetermined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

Pursuant to the elective salary deferral plan, Named Executive Officers may elect to defer up to 25% of their base salaries in 2020 in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

DURATION OF RESTRICTION PERIOD	RESTRICTION MULTIPLE
3 years	1.3x
5 years	1.5x
8 years	2.0x
By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2020.

NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED [1]	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED [2]
Todd J. Meredith	483,085	$14,299,316
J. Christopher Douglas	176,402	$5,221,499
John M. Bryant, Jr.	174,045	$5,151,732
Robert E. Hull	148,761	$4,403,326
1Vesting dates generally range from 2021 to 2028.
2Based on the closing price per share of the Common Stock on the New York Stock Exchange on December 31, 2020 of $29.60.

Stock Vested in 2020
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2020 and the market value of such shares on the vesting date.

NAME	NUMBER OF SHARES THAT VESTED IN 2020	MARKET VALUE OF SHARES THAT VESTED IN 2020
Todd J. Meredith	16,402	$517,863
J. Christopher Douglas	1,399	$46,447
John M. Bryant, Jr.	14,704	$468,164
Robert E. Hull	2,398	$79,614

CEO Pay Ratio
Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2020 for all individuals other than the CEO that were employed by the Company at December 31, 2020. Compensation for employees that began employment during the year was annualized based on rate of pay (whether salary or hourly) applied to a full year.
As of December 31, 2020, the Company had 308 employees. These employees are all located within the United States and are comprised of Company officers, accountants, information technology staff, leasing personnel, asset management, maintenance engineers, administrative assistants, and employees with various other roles and responsibilities. At December 31, 2020, the Company identified its median employee as one making $71,280 per year. For 2020, the Company's CEO, Mr. Meredith, had an annual total compensation of $2,823,858. This amount is comprised of several components, as reflected in the Summary Compensation Table on page 27. Additional information concerning Mr. Meredith's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 17 and in the Executive Compensation section beginning on page 27.
The ratio of CEO pay to median employee pay at December 31, 2020 was 40:1. The table below illustrates the details of the calculation.

	CEO TO MEDIAN EMPLOYEE PAY RATIO
	PRESIDENT AND CEO	MEDIAN EMPLOYEE
Salary and wages	$800,000	$71,280
Bonus	—	—
Performance based compensation
Stock awards	816,719	—
Non-equity incentive plan compensation	1,143,333	—
Elective salary deferral award	—	—
All other compensation	63,806	—
Total	$2,823,858	$71,280

Post-Employment Compensation
401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($19,500 for 2020). Additionally, participants in the 401(k) plan receive dollar-for-dollar matching contributions from the Company of up to an annual maximum of $2,800.

Termination and Change in Control Arrangements
Chief Executive Officer
The Company has entered into an employment agreement with Mr. Meredith which provides that he will serve as President and Chief Executive Officer. The term of Mr. Meredith's agreement renews automatically for successive one-year terms. Mr. Meredith's agreement may be terminated for a variety of reasons, including: for cause, voluntarily, death, disability, constructively, or following a change-in-control. In each case, Mr. Meredith would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of termination other than for cause, including constructive termination, Mr. Meredith would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 24 months and the greater of two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination, or (ii) $560,000. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that Mr. Meredith's agreement is terminated in connection with a change-in-control, Mr. Meredith would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of three times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $1,120,000, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify Mr. Meredith for certain liabilities arising from actions taken within the scope of his employment. Mr. Meredith's agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Other Executive Officers
The Company has entered into employment agreements with J. Christopher Douglas, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; and Robert E. Hull,

Executive Vice President - Investments. Each agreement provides for benefits generally available to officers of the Company. The officers are eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.
Each employment agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by the officer, death, disability, constructively, or following a change in control. In all cases, the officer would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of a termination other than for cause, including a constructive termination, the officer would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 18 months (24 months in the case of Mr. Douglas) and the greater of two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination or (ii) $352,577. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that the Employment Agreement is terminated in connection with a “change-in-control”, the officer would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $705,154, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify each of these officers for certain liabilities arising from actions taken within the scope of his employment. The Employment Agreement contains restrictive covenants pursuant to which the officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

TODD J. MEREDITH President and Chief Executive Officer	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit [1]	$—	$1,600,000	$2,400,000	$—	$—
Short-Term Incentive Awards	$—	$2,361,333	$3,542,000	$—	$—
Accelerated Vesting of Restricted Stock [2]	$—	$14,299,316	$14,299,316	$14,299,316	$—
Total Value of Payments	$—	$18,260,649	$20,241,316	$14,299,316	$—

J. CHRISTOPHER DOUGLAS Executive Vice President and Chief Financial Officer	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit [1]	$—	$950,000	$1,425,000	$—	$—
Short-Term Incentive Awards	$—	$1,348,728	$1,410,308	$—	$—
Accelerated Vesting of Restricted Stock [2]	$—	$5,221,499	$5,221,499	$5,221,499	$—
Total Value of Payments	$—	$7,520,227	$8,056,807	$5,221,499	$—

JOHN M. BRYANT, JR. Executive Vice President and General Counsel	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit [1]	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$1,318,103	$1,410,308	$—	$—
Accelerated Vesting of Restricted Stock [2]	$—	$5,151,732	$5,151,732	$5,151,732	$—
Total Value of Payments	$—	$7,144,835	$7,912,040	$5,151,732	$—

ROBERT E. HULL Executive Vice President - Investments	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit [1]	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$1,318,103	$1,410,308	$—	$—
Accelerated Vesting of Restricted Stock [2]	$—	$4,403,326	$4,403,326	$4,403,326	$—
Total Value of Payments	$—	$6,396,429	$7,163,634	$4,403,326	$—
1Represents the annual base salary at December 31, 2020, before elective deferral payable in equal semi-monthly installments over a period of not less than 18 months and not longer than 36 months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.
2Based upon the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2020 of $29.60.

PROPOSAL 3 - Non-Binding Advisory Vote on Executive Compensation
The Dodd-Frank Act enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 17, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our shareholders, link executive compensation to the Company’s overall performance, and attract, retain and motivate our Named Executive Officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
At our Annual Meeting of Shareholders in 2017, our shareholders voted to recommend that the Company hold a "say-on-pay" vote annually until 2023 when the Company is next required to hold an advisory vote on the frequency with which the Company will hold future "say-on-pay" votes. The Board is asking shareholders to indicate their support for the compensation of the Named Executive Officers described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks shareholders to vote “FOR” the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider shareholders’ concerns when designing future executive compensation programs.

The Board of Directors recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

Director Compensation
Directors who are employees of the Company receive no additional compensation for their services as directors. Mr. Meredith was the only employee director on the Company’s Board during 2020. For 2020, each non-employee director was entitled to receive the following compensation from the Company:
•An annual retainer of $65,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $22,500, $20,000 and $15,000, respectively, and the independent chairman receives an additional annual retainer of $100,000);
•A meeting fee of $1,500 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and
•An annual grant of restricted shares of Common Stock with a market value of $100,000 on the grant date, which is the date of the annual meeting of shareholders.
Each non-employee director may elect to take all or a portion of their retainer in the form of restricted stock with a one-year vesting period. For any amount that is taken in the form of restricted stock, a multiple of 1.1x is applied. In 2020, three directors elected to defer their retainer to receive restricted stock and the shares that were issued in lieu of the cash retainer had a market value on the date of grant of $362,876.

Stock Awards
Each non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for one year from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

Director Compensation Table
The following table sets forth the 2020 compensation for directors:

NAME	FEES EARNED OR PAID IN CASH[1]	STOCK AWARDS [2]	ALL OTHER COMPENSATION	TOTAL
John V. Abbott	$86,000	$99,989	$—	$185,989
Nancy H. Agee [3]	$18,000	$171,464	$—	$189,464
Edward H. Braman	$111,500	$99,989	$—	$211,489
James J. Kilroy	$40,000	$99,989	$—	$139,989
Peter F. Lyle, Sr.	$86,000	$99,989	$—	$185,989
John Knox Singleton [3]	$113,500	$303,416	$—	$416,916
Bruce D. Sullivan	$89,000	$99,989	$—	$188,989
Christann M. Vasquez [3]	$58,000	$187,962	$—	$245,962
1Includes fees associated with chairing a Committee and, in the case of Mr. Singleton, serving as independent chairman.
2See Security Ownership of Certain Beneficial Owners and Management on page 12 for information about restricted stock awards held by directors. See Note 12 to the Consolidated Financial Statements contained in the Company's 2020 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.
3These directors elected to receive restricted stock in lieu of cash retainers for the 2020-2021 term of service. Accordingly, the total compensation column includes retainer payments for service through the expiration of the current term on May 11, 2021.

Certain Relationships and Related Transactions
The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.
Under this policy, no transaction between the Company and an officer, director or five percent or greater shareholder (including any immediate family member or controlled entity) is allowed unless:
•the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
•the transaction is approved by the disinterested members of the Board of Directors; or
•the transaction involves compensation approved by the Compensation Committee.
No such approval is necessary for:
•transactions available to all employees generally; or
•transactions involving less than $5,000 when aggregated with all similar transactions.
The Board of Directors has determined that the Nominating and Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, management reports any related party transaction to be entered into by the Company to the Nominating and Corporate Governance Committee, including the proposed aggregate value of such transactions if applicable. After review, the Nominating and Corporate Governance Committee will approve or disapprove such transactions and, at each subsequently scheduled meeting, management will update the Nominating and Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such an opportunity may be consummated by a related party, it must be presented to the Nominating and Corporate Governance Committee for consideration.
All related party transactions must be disclosed to the full Board of Directors. Additionally, related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2020.

Compensation Committee Interlocks and Insider Participation
During 2020, John Knox Singleton (chair), Peter F. Lyle, Sr., and John V. Abbott served on the Compensation Committee. There are no interlocks among the members of the Compensation Committee.

Use of Non-GAAP Financial Measures
Management considers FFO, FFO per share, normalized FFO, normalized FFO per share, FAD, NOI, cash NOI, same-store NOI, same-store cash NOI, EBITDA, Adjusted EBITDA, Debt Covenant EBITDA, and EBITDAre to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.
FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). For periods ending December 31, 2018 and prior, NAREIT defined FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairments, plus depreciation and amortization (including amortization of leasing commissions), and after adjustments for unconsolidated partnerships and joint ventures.” The Company presents Normalized FFO by adding to FFO acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs, and other Company-defined normalizing items to evaluate operating performance. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense and provision for bad debts, net; and subtracting maintenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.
NOI and same store NOI are key performance indicators. Management considers same store NOI a supplemental measure because it allows investors, analysts and Company management to measure unlevered property-level operating results. The Company defines NOI as rental income and property lease guaranty income less property operating expenses. NOI excludes non-cash items such as straight-line rent, above and below market lease intangibles, leasing commission amortization, lease inducements, lease terminations and tenant improvement amortization. Same store NOI is historical and not necessarily indicative of future results.
The Company believes that EBITDA, Adjusted EBITDA, Debt Covenant EBITDA, and EBITDAre are useful to investors, analysts and Company management because they allow the comparison of the Company’s unlevered operating performance and credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.
Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairments, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods. The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Reconciliations
Reconciliation of FFO, Normalized FFO and FAD
Amounts in thousands, except per share data
Unaudited

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2020	2019	2020	2019
Net Income (loss)	($15,863)	$27,210	$72,195	$39,185
(Gain) loss on sales of real estate properties	34	(20,036)	(70,361)	(25,101)
Impairments of real estate assets	—	7	—	5,617
Real estate depreciation and amortization	49,251	46,962	194,574	180,715
Proportionate share of unconsolidated joint venture adjustments	323	80	564	321
Funds from operations (FFO)	$33,745	$54,223	$196,972	$200,737
Acquisition and pursuit costs [1]	939	515	2,561	1,742
Lease intangible amortization [2]	(4)	4	690	147
Accelerated stock awards [3]	—	—	—	2,854
Debt financing costs	21,920	—	21,920	760
Proportionate share of unconsolidated joint ventures	16	—	16	—
Normalized FFO	$56,616	$54,742	$222,159	$206,240
Non-real estate depreciation and amortization	724	838	3,154	3,269
Non-cash interest expense amortization [4]	976	731	3,691	2,866
Provision for bad debt, net	(511)	124	207	167
Straight-line rent income, net	(645)	(789)	(2,245)	(1,463)
Stock-based compensation	2,472	2,133	9,922	9,519
Proportionate share of unconsolidated joint venture	4	8	27	32
Normalized FFO adjusted for non-cash items	59,636	57,787	236,915	220,630
2nd generation TI	(8,841)	(12,126)	(26,209)	(28,690)
Leasing commissions paid	(3,288)	(4,970)	(10,369)	(11,329)
Capital additions	(8,931)	(5,159)	(21,758)	(17,158)
Maintenance cap ex	(21,060)	(22,255)	(58,336)	(57,177)
Funds available for distribution (FAD)	$38,576	$35,532	$178,579	$163,453
FFO per common share - diluted	$0.25	$0.41	$1.46	$1.56
Normalized FFO per common share - diluted	$0.42	$0.41	$1.65	$1.60
FFO weighted average common shares outstanding - diluted [5]	135,701	133,125	134,835	128,863

1Acquisition and pursuit costs include third party and travel costs related to the pursuit of acquisitions and developments.
2The Company adopted the 2018 NAREIT FFO White Paper Restatement during the first quarter of 2019. This amended definition of FFO specifically includes the impact of acquisition related market lease intangible amortization in the calculation of NAREIT FFO. Prior periods were not restated for the adoption.
3The Company's former Executive Chairman, David R. Emery, died on September 30, 2019 resulting in a $2.9 million charge for the acceleration of his outstanding nonvested share-based awards and associated taxes.
4Includes the amortization of deferred financing costs and discounts and premiums.
5The Company utilizes the treasury stock method which includes the dilutive effect of nonvested share-based awards outstanding of 911,261 and 828,506 shares, respectively for the three and twelve months ended December 31, 2020.

Reconciliation of NOI & EBITDA
Amounts in thousands
Unaudited

	YEAR ENDED DECEMBER 31,
NOI
	2020	2019	PERCENTAGE GROWTH
Net income	$72,195	$39,185
Other income (expense)	7,220	36,681
General and administrative expense	30,704	34,826
Depreciation and amortization expense	190,435	177,859
Other expenses [1]	12,325	9,551
Straight-line rent revenue	(3,735)	(3,000)
Joint venture properties	233	334
Other revenue [2]	(7,417)	(6,070)
Cash NOI	$301,960	$289,366	4.4%
Cash NOI not included in same store	(40,303)	(31,578)
Same store cash NOI and reposition	$261,657	$257,788	1.5%
Reposition NOI	(5,272)	(6,467)	(18.5)%
Same store cash NOI	$256,385	$251,321	2.0%
1Includes acquisition and development expense, bad debt, above and below market ground lease intangible amortization, leasing commission amortization, and ground lease straight-line rent.
2Includes management fee income, interest, above and below market lease intangible amortization, lease inducement amortization, lease terminations and tenant improvement overage amortization.

EBITDA
Q4 2020
Net income (loss)	($15,863)
Interest expense	13,618
Depreciation and amortization	48,104
Unconsolidated JV depreciation and amortization	323
EBITDA	$46,182
Acquisition and development expense	939
(Gain) loss on sales of real estate properties	34
Loss on extinguishment of debt	21,503
Unconsolidated JV adjustments	8
Other amortization [1]	2,033
Lease intangible amortization	(4)
Timing impact [2]	3,468
Stock based compensation	2,472
Unconsolidated JV adjustments	4
Adjusted EBITDA	$76,639
Annualized adjusted EBITDA	$306,556
1Includes leasing commission amortization.
2Adjusted to reflect quarterly EBITDA from properties acquired or disposed in the quarter.

General Information
Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report to Shareholders over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Shareholders on the Internet at http://www.viewproxy.com/healthcarerealty/2021 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.
Shareholder Proposals and Director Nominations for 2022 Annual Meeting
Shareholder proposals, including a shareholder's direct nomination of a director, intended to be presented at the 2022 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than October 25, 2021 nor later than November 24, 2021, and comply with requirements set forth in the Bylaws. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on November 24, 2021.
Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.
A shareholder's broker or nominee is permitted to vote on Proposal 2, which is considered to be a routine matter, without shareholder instructions. As a result, the inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes, as applicable, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality (Proposal 1) or of “votes cast” (Proposals 2 and 3).
Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $18,850 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.
HEALTHCARE REALTY TRUST INCORPORATED
Andrew E. Loope
Senior Vice President, Corporate Counsel and Secretary
March 24, 2021

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock Proxy
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2021: The Proxy Statement and the Company’s Annual Report to Shareholders for the year ended December 31, 2020 are available at http://www.viewproxy.com/healthcarerealty/2021.

The undersigned hereby appoints John M. Bryant, Jr. and Andrew E. Loope, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 11, 2021, at 10:00 a.m. (local time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election of the nine nominees listed below to serve as directors until the 2022 Annual Meeting or until their successors are duly elected and qualified; (2) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2021 fiscal year; (3) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (4) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1) and (3), in each case resulting in a broker non-vote.

1. Election of Directors:
	FOR	WITHOLD		FOR	WITHOLD		FOR	WITHOLD
01 - Todd J. Meredith	☐	☐	02 - John V. Abbott	☐	☐	03 - Nancy H. Agee	☐	☐
04 - Edward H. Braman	☐	☐	05 - Ajay Gupta	☐	☐	06 - James J. Kilroy	☐	☐
07 - Peter F. Lyle, Sr.	☐	☐	08 - John Knox Singleton	☐	☐	09 - Christann M. Vasquez	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2021 fiscal year.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a
non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.